Exhibit 99.2

PRESS RELEASE

HOUSE OF BRUSSELS FORMS CHOCOMED MEDICAL RESEARCH SUBSIDIARY,
EXPANDS MEDICAL ADVISORY BOARD AND APPOINTS WILLIAM DONOVAN,
MD TO ITS BOARD OF DIRECTORS

Houston, TX – February 5, 2004 – House of Brussels Chocolates (“Brussels” or “HBSL”) (OTC BB: HBSL), through its CEO Grant Petersen, today announced several major corporate developments. Firstly, HBSL has incorporated a subsidiary company, ChocoMed, Inc., (“ChocoMed”) to act as an umbrella company for HBSL’s interest in investigating the use of chocolate as a carrier for dietary supplements, functional foods and pharmaceutical compounds to treat various medical conditions. Secondly, HBSL has added three new members to its Medical Advisory Board, and Dr. William F. Donovan, MD, has been appointed to HBSL’s Board of Directors.

ChocoMed represents an unparalleled opportunity for HBSL, as the era of highly functionalized chocolate products is in its infancy. Five months ago, shortly after Brussels had announced its success in developing a perimenopausal, supplement-enriched bar for Culinova Inc., HBSL approached Dr. Donovan, a substantial shareholder of the Company, about forming a Medical Advisory Board to seek out similar opportunities. The intention at that time was to simply have a Board of top notch Medical Professionals acting in an advisory capacity. Since then, Dr. Donovan reached out to several colleagues and quickly came to the conclusion that the opportunities for “marrying chocolate with medicine” were immense. Their collective enthusiasm regarding using chocolate as a delivery mechanism to enhance patient compliance was overwhelming.

Dr. Donovan’s conclusion was, rather than just have a Medical Advisory Board, HBSL should incorporate an initially wholly owned subsidiary, which could ultimately be a free standing profit center in a totally new niche of the $13 billion chocolate industry. ChocoMed’s mission will be to identify dietary supplements, nutritional supplements and pharmaceutical compounds that are suitable candidates for hosting in chocolate-based products, then interface with HBSL to develop and bring these products to commercialization. HBSL, through ChocoMed and a tremendous development team of world-class physicians and researchers, intends to be a market leader and innovator in this emerging field.

Dr. Donovan, who was appointed as Chairman of the Medical Advisory Board last October, will serve as Chairman of ChocoMed. A management team will be announced in due course. In the meantime, to expand the scope and expertise of the Medical Advisory Board, three other renowned Doctors will be joining Dr. Donovan. They are Drs. Robin L. Smith, MD MBA, Boyd D. Lyles, Jr., MD and Richard G. Brassard, DC.

Dr. Robin L. Smith, age 39, received her MD from Yale University in 1992 and her MBA from Wharton in 1997. At Yale, Dr. Smith was Alpha Omega Alpha cum laude, recipient of the Janet M. Glaslow Memorial Achievement Citation and a Farr Scholar. Most recently, she was President and CEO of IP2M, Inc., a global Internet information infrastructure services company, and was formerly Chief Medical Officer and Executive Vice President of HealthHelp, Inc., an e-Health company. Dr. Smith has substantial business experience and has published extensively in the medical field and the fields of marketing, computer usage in office settings and data mining. Additionally, Dr. Smith sits on the Advisory Boards of GlaxoSmithKline and the Houston Technology Center.

Dr. Boyd D. Lyles, Jr., age 48, received his MD from the University of Texas in 1979. Dr. Lyles’ main area of interest is preventive medicine and he is a recognized international speaker on topics of health, wellness, nutrition and exercise. He was trained as a specialist in internal medicine and served 17 years at the Cooper Clinic, the final six years as Associate Medical Director. He is currently the Founding Director of HeartHealth and Wellness Center.

Dr. Richard G. Brassard, age 61, has been a Licensed Chiropractor since 1967. Numerous awards and distinctions have recognized his life’s work in Chiropractics. As an outstanding leader in field, Dr. Brassard has been elected by his peers to act as the Vice President of the American Chiropractic Association and President of the Texas Chiropractic College. To say that Dr. Brassard is a leader and innovator is an understatement.

Following the lead of Richard Siemens last week, Dr. Donovan has also agreed to serve as an outside director on HBSL’s Board of Directors.

Bill Donovan, Chairman of ChocoMed, stated, “An incomparable team of leaders and visionaries is coming together for Brussels and ChocoMed. I view this as one of the greatest opportunities of my lifetime. I look forward to sitting on HBSL’s Board and Directors and leading ChocoMed’s Board of Directors.”

Grant Petersen, CEO of Brussels, said, "ChocoMed represents a company changing opportunity. Brussels is forging ahead to lead its industry and take the initiatives necessary to build an innovative world class chocolate company.” Petersen went on to say, “Once we had discussions with Dr. Donovan’s team we realized that the potential of chocolate as a medicinal delivery agent was far beyond the scope of what we originally envisioned. For that reason, it was decided that forming ChocoMed as a separate subsidiary and profit center would be the best way to maximize shareholder value.”

About House of Brussels Chocolates Inc. ( www.brusselschocolates.com )
House of Brussels Chocolates has manufactured and distributed gourmet Belgian chocolates around the world since 1983. HBSL’s signature product is a "hedgehog" - a molded chocolate design that blends the traditional Belgian symbol of good luck with taste for a strong customer appeal. Most of HBSL’s 100 products are based on its signature hedgehog including the Sonic The Hedgehog™ chocolate bar which is sold under license from SEGA® of America, Inc. Other products in the HBSL line include an assortment of tourist oriented truffles including some made with genuine maple syrup and some with Canadian ice wine, fine quality chocolate bars made in several distinct flavors, a no-sugar-added/low-carbohydrate line of chocolate bars and truffles, and the recently introduced supplement-fortified bars. All of HBSL’s proprietary products have a tried and true track record of customer acceptance and are manufactured in our facilities in Vancouver and San Francisco. In addition to house brands, HBSL creates custom packaging and sizing, as well as private labels.

Safe Harbor: Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" as defined by federal law. Although the company believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in House of Brussels quarterly and annual reports filed with the SEC.

Contact:        John Veltheer
Telephone:   1.800.661.1524 or 713.960.9903
Email:              info@hobc.ca